Exhibit 10.12

April 2, 2019

Stephen M. Moore
14734 Bramblewood Drive
Houston, Texas 77079

Dear Stephen:

Please accept this letter as a personal invitation to join our team and an official offer of at-will employment as Senior Vice President and General Counsel of Equitrans Midstream Corporation (“Equitrans Midstream” or the “Company”) in our Canonsburg, Pennsylvania office, reporting to Tom Karam, President & Chief Executive Officer. Your election as Senior Vice President and General Counsel of Equitrans Midstream Corporation will take place following your acceptance of this offer and satisfaction of the conditions set forth below.

Please carefully review the following sections of this letter, as they delineate the conditions of our offer. This offer is contingent upon action by the Board of Directors of Equitrans Midstream approving your election to the position identified above and the terms of this letter, as well as the successful completion of a mandatory drug screen, background check, and our Director and Officer Questionnaire, and execution and delivery of the Confidentiality, Non-Solicitation and Non-Competition Agreement referenced below. If you have questions about these pre-employment evaluations, please contact Erin Morse at 412-395-3266.

Base Salary
Your beginning base salary will be $14,423.08 paid bi-weekly. This is equivalent to approximately $375,000.00 annually. Future adjustments in base salary, if any, will be made by the Management Development and Compensation Committee of the Board of Directors (the “Compensation Committee”) in conjunction with its annual performance review process.

Short-Term (or Annual) Incentive Compensation
In addition to your base salary, Equitrans Midstream offers incentive compensation under a Short-term Incentive Plan (“STIP”). If you choose to participate in the STIP, your 2019 target will be 80% of your base salary; this is equivalent to $300,000.00.

To be eligible for the STIP, please execute the enclosed Alternative Dispute Resolution Program Agreement ("ADR Program Agreement").  Under ETRN's ADR Program, you and ETRN agree to submit Employment Disputes (as defined in the ADR Program) to final and binding arbitration.

Long-Term Incentive Plan (Performance)
Upon execution of the enclosed Confidentiality, Non-Solicitation and Non-Competition Agreement, we will recommend that the Compensation Committee grant you awards valued at approximately $725,000.00 in 2019, as a participant in the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan.

Equitrans Midstream Corporation | 2200 Energy Drive | Canonsburg, PA 15317
www.equitransmidstream.com

Confidentiality, Non-Solicitation and Non-Competition Agreement
This offer is conditioned upon you executing the enclosed Confidentiality, Non-Solicitation and Non-Competition Agreement (“Non-Compete Agreement”).

Work Schedule Options
In order to provide employees with a way to maintain work/life balance, Equitrans Midstream has two work schedule options – a 9/80 work schedule and a traditional 8-hour day/5 days per week option. Under the 9/80 work schedule, during the standard 80-hour pay period employees work eight 9-hour days (Monday through Thursday) and one 8-hour day (Friday), with a tenth day off (alternate Friday).

Initially, you will work the traditional work schedule until you make a selection and discuss it with your supervisor. Detailed information on these work schedule options, holidays and vacation will be covered in orientation. You will have 31 days to make your schedule selection.

Employee Benefits
You will have the opportunity to participate in such group medical, dental, life and disability insurance plans, retirement and savings plans and other fringe benefit programs as are available generally to employees of the Company, and as may be amended from time-to-time.

Perquisites

•	Enhanced Life Insurance
As an Equitrans Midstream employee, the Company provides you with life insurance benefits equal to your annual base salary at no cost to you. Participants in the Equitrans Midstream Perquisites Program receive life insurance benefits equal to two times their annual base salary at no cost. No physical examination or completion of additional enrollment forms are required by you.

•	Financial Planning Stipend
You will receive an annual stipend in the amount of $10,000, for financial planning services.

•	Enhanced Long-Term Disability Insurance
As an Equitrans Midstream employee, the Company provides you with disability benefits when you are unable to perform your current job for two years and then when you are unable to perform any job after that. In other words, if the insurance carrier can find gainful employment for you to offset the disability payment after two years, you would be required to accept the job or forfeit all or some of your benefit. Participants in the Equitrans Midstream Perquisites Program are given an exception to the two-year rule such that if you are unable to perform the job you held prior to becoming disabled, then you will not be required to accept another job.

•	Executive Physical Examination
You are eligible to receive an annual physical examination through the University of Pittsburgh Medical Center. The Company will pay the provider directly for your physical, up to $8,000.00.

If you have questions about the Equitrans Midstream Perquisites Program, contact Shelly Zerjav, Director of Total Rewards, at 412.553.5867 or through email at SZerjav@equitransmidstream.com.

Vacation and Holidays
Your annual vacation entitlement will be 200 hours, which will be prorated for the first year based upon full months worked. Additionally, Equitrans Midstream presently observes certain paid holidays.

Relocation Benefits
You will be eligible to receive the following Tier IV moving and relocation benefits, provided that you sign the enclosed Relocation Expense Reimbursement Agreement:

•	Miscellaneous Allowance in the amount of $10,000. The Miscellaneous Allowance is not grossed up for tax purposes.

•	Please see the attached Relocation Program Summary – Tier IV for additional details on this benefit.

Director and Officer Questionnaire
You will receive a copy of our Director and Officer Questionnaire and a Section 16 Limited Power of Attorney under a separate cover. Please complete the questionnaire and power of attorney and return the same to me as soon as possible, as certain of the information is required to be filed with the United States Securities and Exchange Commission. Please also provide me with your EDGAR codes (or confirm you have none) so we can prepare for your initial Form 3 and Form 4 filings.

Contingency Matters
This offer and your continued employment with Equitrans Midstream are contingent upon the following:

•	Action by the Board of Directors of Equitrans Midstream Corporation to approve your election to the position identified above and the terms of this letter;

•
In accordance with the Federal Immigration Reform and Control Act of 1986, you are required to provide Equitrans Midstream with verification of your identity and eligibility to work in the United States; and

•
Submitting to and successfully completing all pre-employment assessments including a drug screen, background check and our Director and Officer Questionnaire, and execution and delivery of the Non-Compete Agreement.

We anticipate your tentative starting date to be April 15, 2019.
Please understand that employment with Equitrans Midstream is at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without cause. This employment-at-will relationship cannot be changed except by a written agreement signed by an authorized officer of the Company.

If you have any questions regarding this offer, please contact me at 724-338-7400. Should you accept, you must also complete and return the attached Non-Compete Agreement to me via email in the form of a .pdf at ANaqi@equitransmidstream.com.

With your acceptance, you confirm that you are not currently bound by or subject to any confidentiality or non-competition agreement with a previous employer that you have not previously disclosed to us and, if in writing, provided a copy to us.

Equitrans Midstream's onboarding process is administered through an online application called Taleo Onboard. Once we receive your signed offer letter, you will receive an e-mail from Taleo Onboard with details to set up your username and password. Please log-on to Taleo Onboard immediately to complete your profile, post offer employment questionnaire, and background check release forms. Until these forms have been completed, we cannot initiate your mandatory pre-employment assessments. If you experience any problems using Taleo Onboard, please contact Erin Morse at 412-395-3266.

This offer expires three days from the date of this letter. If you have any additional questions, please feel free to contact me directly.

Sincerely,

/s/ Anne M. Naqi

Anne M. Naqi
Vice President & Chief Human Resources Officer

Confidentiality
This letter is confidential, and its contents are intended solely for review by you and your counsel. You should not disclose, and you will advise your counsel not to disclose, this letter’s contents of the fact of its existence to any third party without prior written consent. You understand that action by the board of Equitrans Midstream to elect you as an officer may require a public announcement by the Company. Except as may be required by law or stock exchange rule, the disclosure of this offer and your acceptance, if any, to any third party other than your counsel and our representative subject to an appropriate confidentiality obligation, will be mutually agreed upon and coordinated.

Please return one copy of this letter with your signature indicating your acceptance or rejection of this offer, and the terms and conditions contained herein, to me. If you have any questions, please contact me directly.

Sincerely,

Anne M. Naqi
Vice President & Chief Human Resources Officer

I Accept / Reject (circle) the Company’s offer of employment and the terms and conditions set forth herein:

/s/ Stephen M. Moore                                    4/2/2019

Stephen M. Moore                                    Date